Exhibit 99.1

Consolidated Interest Coverage Ratio & Consolidated Leverage Ratio
for the Twelve Months Ended March 31, 2008

Consolidated
Reliant Energy
(in dollars, except ratios)
Consolidated Interest Coverage Ratio:
Consolidated EBITDAR	1,070,691,674
Consolidated Interest Charges	290,835,835

Consolidated Interest Coverage Ratio	3.68

Consolidated Leverage Ratio:
Consolidated Total Debt	2,933,159,838
Consolidated EBITDAR	1,070,691,674

Consolidated Leverage Ratio	2.74